Exhibit 3.1(a)

STATE OF SOUTH CAROLINA

SECRETARY OF STATE

ARTICLES OF INCORPORATION

TYPE OR PRINT CLEARLY IN BLACK INK

1.	The name of the proposed corporation is	Coastal Carolina Bancshares, Inc.

2.	The initial registered office of the corporation is	2305 N. Oak Street
Street Address

Myrtle Beach	Horry	SC	29577
City	County	State	Zip Code

and the initial registered agent at such address is:	Michael D. Owens
Print Name

I hereby consent to the appointment as registered agent of the corporation

s/ Michael D. Owens
Agent’s Signature

3.	The corporation is authorized to issue shares of stock as follows. Complete “a” or “b”, whichever is applicable:

a.	☐	The corporation is authorized to issue a single class of shares, the total number of shares authorized is

b.	☒	The corporation is authorized to issue more than one class of shares:

Class of Shares	Authorized No. of Each Class
Common, par value $.01 per share	50,000,000

Preferred, par value $.01 per share	10,000,000

The relative rights, preferences, and limitations of the shares of each class, and of each series within a class, are as follows: See Attached Exhibit I

4.

The existence of the corporation shall begin as of the filing date with the Secretary of State unless a delayed date is indicated (See Section 33-1-230(b) of the 1976 South Carolina Code of Laws, as amended:  Effective upon filing

5.

The optional provisions which the corporation includes in the articles of incorporation are as follows (See the applicable provisions of Sections 33-2-102, 35-2-105, and 35-2-221 of the 1976 South Carolina Code of Laws, as amended).

See Attached Exhibit II

Coastal Carolina Bancshares, Inc.
Name of surviving corporation

6.	The name, address, and signature of each incorporator are as follows (only one is required)

	a.	Douglas P. Wendel
Name

2305 N. Oak Street, Myrtle Beach, SC 29577
Address

s/ Douglas P. Wendel
Signature

7.

I, M. Craig Garner, Jr.  , an attorney licensed to practice in the State of South Carolina, certify that the corporation, to whose articles of incorporation this certificate is attached, has complied with requirements of Chapter 2, Title 33 of the 1976 South Carolina Code of Laws, as amended, relating to the articles of incorporation.

Date	February 28, 2008	s/ M. Craig Garner, Jr.
Signature

M. Craig Garner, Jr.
Type or Print Name

McNair Law Firm, P.A.
Address

17th Floor, 1301 Gervais Street
Columbia, South Carolina 29201

(803) 799-9800
Telephone Number

FILING INSTRUCTIONS

1.	Two copies of this form, the original and either a duplicate original or a conformed copy, must be filed.

2.	If the space in this form is insufficient, please attach additional sheets containing a reference to the appropriate paragraph in this form.

3.	Enclose the fee of $135.00 payable to the Secretary of State.

4.	THIS FORM MUST BE ACCOMPANIED BY THE ANNUAL REPORT (SEE SECTION 12-19-20 OF THE 1976 SOUTH CAROLINA CODE OF LAWS).

	Return to:	Secretary of State
P.O. Box 11350
Columbia, SC 29211

EXHIBIT I

Exhibit to the Articles of Incorporation of

Coastal Carolina Bancshares, Inc.

        A.    Common Shares.

        Section 1.  Distribution Rights.  Holders of Common Shares shall be entitled to receive distributions when, as and if declared by the Board of Directors out of funds legally available therefor, whether in the form of cash, property or securities of the corporation, ratably on a per-share basis. The rights of the holders of Common Shares to receive distributions are subject to the rights of any Preferred Shares then outstanding.

        Section 2.  Voting Rights.  Except as otherwise provided in these Articles with respect to the Preferred Shares or as otherwise required by applicable law, the holders of Common Shares shall vote as a single class on all matters to be voted on by the shareholders of the corporation, with each Common Share entitling its holder to one vote on each such matter except as provided by applicable law.

        Section 3.  Liquidation.  Subject to the rights of any Preferred Shares then outstanding, in the event of any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, the remaining assets and funds of the corporation available for distribution, if any, shall be distributed among the holders of Common Shares in proportion to the number of Common Shares held by each of them.

        B.    Preferred Shares.  Subject to any limitations prescribed by applicable law and the provisions of these Articles, the Board of Directors or its designee or designees may determine, in whole or part, the preferences, limitations and relative rights of one or more series of Preferred Shares before the issuance of any shares of that series. Each such series must be given a distinguishing designation.  Before issuing any shares of a series of Preferred Shares, the corporation must deliver to the South Carolina Secretary of State for filing articles of amendment providing for such series in accordance with applicable law.

I-1

EXHIBIT II

Exhibit to the Articles of Incorporation of

Coastal Carolina Bancshares, Inc.

        The following optional provisions shall be added to the corporation’s Articles of Incorporation:

                A.    Limitation on Liability

                At any time when the corporation has a class of stock registered under Section 12 of the Securities Exchange Act of 1934, gross assets at the end of its most recent fiscal year of $25 million or more or 500 or more shareholders of any class of stock, no director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; provided, however, the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve gross negligence, intentional misconduct or a knowing violation of law; (iii) imposed for unlawful distributions as set forth in Section 33-8-330 of the South Carolina Business Corporation Act of 1988, as it may be amended from time to time (the “Business Corporation Act”); or (iv) for any transaction from which the director derived an improper personal benefit.  This provision shall eliminate or limit the liability of a director only to the maximum extent permitted from time to time by the Business Corporation Act or any successor law or laws.  Any repeal or modification of the foregoing protection by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

                B.    Cumulative Voting Rights Deleted

                Shareholders of the corporation shall not have the right to cumulate their votes for directors.

                C.    Preemptive Rights Abolished

                The corporation elects not to have preemptive rights and therefore the shareholders of the corporation shall have no preemptive right to acquire the corporation’s unissued shares.

                D.    Classification of Directors

                When the number of directors constituting the corporation’s Board of Directors shall be fixed at six or more members, in lieu of electing the whole number of directors annually, the directors shall be divided into three classes, each class to be as nearly equal in number as possible.  The term of office of directors of the first class shall expire upon the election of their successors at the first annual meeting of shareholders after their election, that of the second class shall expire upon the election of their successors at the second annual meeting after their election and that of the third class shall expire upon the election of their successors at the third annual meeting after their election.  At each annual meeting after such classification, the number of directors equal to the number of the class whose term expires at the time of such meeting shall be elected to hold office until the third succeeding annual meeting.  In the event of any increase in the number of directors, the newly created directorships resulting from such increase shall be apportioned among the three classes of directors so as to maintain such classes as nearly equal in number as possible.

E.     Majority Vote of Shareholders

Except as provided in Paragraph F below, the vote of the shareholders required for any corporate action for which the Business Corporation Act requires a vote of more than a majority of the shares entitled to vote on such action unless the Business Corporation Act and/or the articles of incorporation provide otherwise (including without limitation corporate action under Sections 33-10-103, 33-11-103 and 33-12-102 of the Business Corporation Act) shall be a majority of the shares entitled to vote on such action.

F.     Certain Business Combinations.

        Section 1.  Vote Required for Certain Business Combinations.

                a.  Higher Vote for Certain Business Combinations.  In addition to any affirmative vote required by law, and except as otherwise expressly provided in Section 2 hereof:

                (i)  any merger or consolidation of the corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Stockholder (as hereinafter defined) or (b) any other person (as hereinafter defined) (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Stockholder; or

                (ii)  any plan of exchange for all outstanding shares of the corporation or any Subsidiary or for any class of shares of the corporation or any Subsidiary with (a) any Interested Stockholder or (b) any other person (whether or not itself an Interested Stockholder) which is, or after such plan of exchange would be, an Affiliate of an Interested Stockholder; or

                (iii)  any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the corporation and/or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) of 10% or more of the total assets of the corporation and its Subsidiaries on a consolidated basis; or

                (iv)  the issuance or transfer by the corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the corporation or any Subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of 10% or more of the total assets of the corporation and its Subsidiaries on a consolidated basis; or

                (v)  the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or on behalf of an Interested Stockholder or any Affiliate of any Interested Stockholder; or

                (vi)  any reclassification of securities (including any reverse stock split) or recapitalization of the corporation, or any merger or consolidation of the corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder;

shall require the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors (the “Voting Stock”), voting together as a single class if multiple classes then exist (it being understood that for purposes hereof, each share of the Voting Stock shall have the number of votes granted to it pursuant to these Articles of Incorporation of the corporation).  Such affirmative vote shall be required notwithstanding the fact that no vote or a lesser percentage vote may be required by law or otherwise.

                b.  Definition of “Business Combination.”  The term “Business Combination” shall mean any transaction which is referred to in any one or more of clauses (i) through (vi) of paragraph a. of this Section 1.

                c.  Conjunctive Reading.  Whenever in this Section 1 a reference is made to an action or ownership by an Interested Stockholder or any Affiliate of an Interested Stockholder, such language shall be read conjunctively to refer to actions and ownership by such Interested Stockholder and all Affiliates of such Interested Stockholder, taken collectively.

Section 2.  When Higher Vote is Not Required.  The provisions of the foregoing Section 1 shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law or otherwise than the foregoing Section 1, if all of the conditions specified in any one of the following paragraphs a., b. and c. are met:

                a.  Approval by Continuing Directors.  The Business Combination shall have been approved in good faith by a majority of the Continuing Directors (as hereinafter defined), it being understood that this condition shall not be capable of satisfaction unless there is at least one Continuing Director.

                b.  Regulatory Reasons.  Consummation of the Business Combination is required by a regulatory authority or would otherwise resolve a material concern or deficiency raised by a regulator.

                c.  Price, Form of Consideration and Procedural Requirements.  All of the following conditions shall have been met:

                (i)  The aggregate amount of the cash and the Fair Market Value (as hereinafter defined) as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of the corporation’s Common Shares in such Business Combination shall be at least equal to the sum of:

                (a)  the greater of (1) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Stockholder for any Common Shares acquired by it, or beneficially owned by it, that were acquired within the two-year period immediately prior to the date of the first general announcement of the proposed Business Combination (the “Announcement Date”) or in the transaction in which the Interested Stockholder became an Interested Stockholder, whichever is higher or (2) the Fair Market Value of Common Shares on the day after the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (such latter date is referred to herein as the “Determination Date”), whichever is higher (the “Common Share Base Price”); plus

                (b)  the amount, if any, by which (1) interest on the Common Share Base Price calculated at the rate for 90-day United States Treasury obligations in effect on the Determination Date, compounded annually from that date until the Business Combination is consummated, exceeds (2) the per share amount of cash dividends payable to holders of record of Common Shares on record dates occurring in the interim.

                (ii)  The aggregate amount of the cash and the Fair Market Value, as of the date of the consummation of the Business Combination, of consideration other than cash to be received per share by holders of shares of any other class of outstanding Voting Stock shall be at least equal to the sum of the following (it being intended that the requirements of this paragraph b.(ii) shall be required to be met with respect to every class of outstanding Voting Stock, other than Common Shares, whether or not the Interested Stockholder has previously acquired or become beneficial owner of any shares of a particular class of Voting Stock):

                (a)  the greatest of (1) (if applicable) the greater of (A) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers fees) paid by the Interested Stockholder for any shares of such class of Voting Stock acquired by it, or beneficially owned by it, that were acquired within the two-year period immediately prior to the day after the Announcement Date, or (B) the highest per share price (including any brokerage commissions, transfer taxes, and soliciting dealers’ fees) paid by the Interested Stockholder in the transaction in which it became an Interested Stockholder, whichever is higher, (2) (if applicable) the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in any voluntary or involuntary liquidation, dissolution or winding up of the corporation or (3) the Fair Market Value per share of such class of Voting Stock on the day after the Announcement Date or on the Determination Date, whichever is higher (the “Other Class Base Price”); plus

                (b)  the amount, if any, by which (1) interest on the Other Class Base Price calculated at the rate for 90-day United States Treasury obligations in effect on the Determination Date, compounded annually from that date until the Business Combination is consummated, exceeds (2) the per share amount of cash dividends payable to holders of record of such stock on record dates occurring in the interim.

                (iii)  The consideration to be received by holders of a particular class of outstanding Voting Stock (including Common Shares) shall be in cash or in the same form as was previously paid for shares of such class of Voting Stock acquired or beneficially owned by the Interested Stockholder.  If the Interested Stockholder has paid for shares of a class of Voting Stock with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock beneficially owned or previously acquired by it as determined by a majority of the board of directors.

                (iv)  After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination:  (a) except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any then outstanding Preferred Shares; (b) there shall have been (1) no reduction in the annual rate of dividends paid on the Common Shares (except as necessary to reflect any subdivision of the Common Shares), except as approved by a majority of the Continuing Directors, and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding Common Shares, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and (c) such Interested Stockholder shall not have become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder.

                (v)  After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

                (vi)  A proxy or information statement describing the proposed Business Combination and complying in all material respects with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such act, rules or regulations) shall be mailed to stockholders of the corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act, rules or regulations or subsequent provisions).

                (c)  Affiliate Transactions; Excluded Classes.  Shares acquired or paid for by an Affiliate of the Interested Stockholder shall be deemed to have been acquired or paid for by the Interested Stockholder.  The requirements of subparagraphs b.(ii) and b.(iii) above shall not apply to any class of Voting Stock (other than Common Shares) if the provision creating or authorizing the issuance of such class so provides and such provision has been approved by a majority of the Continuing Directors.

Section 3.  Certain Definitions.

                a. “person” shall mean any individual, partnership, corporation, limited liability company, or other entity.

                b. “Interested Stockholder” shall mean any person (other than the corporation or any Subsidiary) who or which:

                (i)  is the beneficial owner, directly or indirectly, of more than 10% of the voting power of the outstanding Voting Stock; or

                (ii)  is an Affiliate of the corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly and/or indirectly, of 10% or more of the voting power of the then outstanding Voting Stock; or

                (iii)  is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933 (or any subsequent provisions replacing such Act).

                c.  A person shall be a “beneficial owner” of any Voting Stock:

                (i)  which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or

                (ii)  which such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time or only upon the occurrence of certain conditions) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

                (iii)  which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

                d.  For the purposes of determining whether a person is an Interested Stockholder pursuant to paragraph b. of this Section 3, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph c. of this Section 3 but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding or upon exercise of conversion rights, warrants or options or otherwise.

                e.  “Affiliate” or “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on the corporation’s date of incorporation.

                f.  “Subsidiary” means any corporation, limited liability company or partnership of which a majority of any class of equity security, or a majority of the voting power of the then outstanding shares of capital stock or other equity interests of such corporation, limited liability company or partnership entitled to vote generally in the election of directors or comparable management body, such as the managers of a limited liability company or the general partners of a partnership (“Voting Power”), is owned, directly or indirectly, by the corporation, limited liability company or partnership; provided, however, that for the purposes of the definition of Interested Stockholder set forth in paragraph b. of this Section 3, the term “Subsidiary” shall mean only a corporation, limited liability company or partnership of which a majority of the Voting Power is owned, directly or indirectly, by the corporation and further provided that in the case of any entity that does not have directors, managers or general partners, a Subsidiary shall mean any such entity of which the corporation owns a majority of the voting equity interests or otherwise controls such entity.

                g.  “Continuing Director” means (i) any member of the Board of Directors of the corporation (the “Board”) who (A) is not and has not been, within five years of the Determination Date, affiliated with or a nominee of the Interested Stockholder, and (B) was a member of the Board prior to the time that the Interested Stockholder became an Interested Stockholder; and (ii) any successor of a Continuing Director who (A) is not and has not been, within five years of the

Determination Date, affiliated with or a nominee of the Interested Stockholder, and (B) is recommended by a majority of Continuing Directors then on the Board to succeed a Continuing Director.

                h.  “Fair Market Value” means:  (i) in the case of stock, (A) the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such exchange, on the principal United States securities exchange on which such stock is listed, or (B) if such stock is not listed on any such exchange, the highest closing sale price or bid quotation, whichever is reported in the financial press, with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc.  Automated Quotations System or any comparable system then in use, or (C) if no such quotations are available, the fair market value on the date in question of a share of such stock as determined in good faith by a majority of the Continuing Directors; and (ii) in the case of property other than stock, the fair market value of such property on the date in question as determined in good faith by a majority of the Continuing Directors.

                i.  In the event of any Business Combination in which the corporation survives, the phrase “consideration other than cash to be received” as used in paragraphs b.(i) and b.(ii) of Section 2 hereof shall include the Common Shares and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

                j.  References to a “class of Voting Stock” shall include all separate series within such class.

Section 4.  Certain Powers of the Continuing Directors.  A majority of the Continuing Directors of the corporation shall have the power and duty to determine for the purposes herein, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance herewith, including, without limitation, (a) whether a person is an Interested Stockholder, (b) the number of shares of Voting Stock beneficially owned by any person, (c) whether a person is an Affiliate or Associate of another, (d) whether a transaction or a series of transactions constitutes a Business Combination, (e) whether the requirements of Section 2 hereof have been met, and (f) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the corporation or any Subsidiary in any Business Combination have or has, an aggregate Fair Market Value of 10% or more of the total assets of the corporation and its Subsidiaries on a consolidated basis.  Any such determination made in good faith shall be binding and conclusive on all parties for all purposes hereof.

Section 5.  No Effect on Fiduciary Obligations of Interested Stockholders.   Nothing contained herein shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

Section 6.  Amendment, Repeal, etc.  Notwithstanding any other provision of the Articles of Incorporation or the Bylaws of the corporation (and notwithstanding the fact that a lesser percentage vote may be specified by law or otherwise), and in addition to any affirmative vote of holders of shares of any class of capital stock of the corporation or any series of any such class then outstanding which is required by law or otherwise, the affirmative vote of the holders of 80% or more of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to alter, amend, repeal or adopt any provision that is inconsistent with this Paragraph F.

G.    Statutory Business Combination.  The corporation elects that the provisions of Article 1 of Title 35 of the Code of Laws of South Carolina, as amended, shall not apply to control share acquisitions of shares of the corporation.

H.    Statutory Control Share Acquisition.  The corporation elects not to be governed by the provisions of Article 2 of Title 35 of the Code of Laws of South Carolina, as amended.